Exhibit 99.1

Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., Aug. 27, 2015 /PRNewswire/ -- At its August 27, 2015 meeting, the Board of Directors of Bank of South Carolina Corporation the parent company for The Bank of South Carolina, (NASDAQ: BKSC) declared a 10% stock dividend payable September 28, 2015 to shareholders of record as of September 8, 2015.

Fleetwood S. Hassell, President and Chief Executive Officer of the Bank of South Carolina, stated, "We are pleased, once again, to reward our shareholders, many of whom have been owners since our inception 28 years ago, with this dividend. We also intend to maintain our quarterly cash dividend of $.13 per share. As community banks continue to disappear, we remain committed to being independent and to serving the Lowcountry of South Carolina for the long term."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Sheryl G. Sharry, TELEPHONE: (843) 724-1500